EXHIBIT 99.1

NEWS RELEASE

For More Information Contact:	For Release - April 6, 2006
Stephen C. Raffaele, Executive Vice President & Chief Financial Officer 713-507-7408 Chris Reid, Vice President Investor Relations 713-507-2873

Sterling announces notice of redemption of Sterling Bancshares Capital Trust II

9.20 Percent Trust Preferred Securities

HOUSTON, TX, April 6, 2006 — Sterling Bancshares, Inc. (Nasdaq: SBIB) announced today that Sterling Bancshares Capital Trust II (the “Trust”), a subsidiary of Sterling Bancshares, Inc., will redeem on May 8, 2006 (the “Redemption Date”) all 1,150,000 of its 9.20% Cumulative Trust Preferred Securities (Nasdaq: SBIBO) and all 35,567 of its 9.20% Common Securities at a redemption price equal to the $25.00 liquidation amount of each security, plus all accrued and unpaid distributions per security to the Redemption Date. All distributions accruing on the Trust Preferred Securities and the Common Securities will cease to accrue effective the Redemption Date. Deutsche Bank Trust Company Americas, as property trustee of the Trust, will notify holders of the redemption.

The Trust is taking such action in connection with the concurrent prepayment by Sterling Bancshares, Inc. of all of its $29,639,175 9.20% Junior Subordinated Deferrable Interest Debentures due March 21, 2031 (the “Debentures”) which are held exclusively by the Trust. The Debentures have a stated maturity date of March 21, 2031 but may be prepaid at any time on or after March 21, 2006. The Debentures are to be prepaid on the Redemption Date at a prepayment price equal to the principal outstanding amount of the Debentures plus accrued and unpaid interest to the Redemption Date.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. There are several factors, many beyond our control, that could cause our results to differ significantly from expectations including our ability to integrate acquisitions and realize expected cost savings and revenue enhancements from acquisitions; adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of our allowance for loan losses; our ability to maintain or improve origination volumes and competitive influences on product pricing. Additional factors can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).

About Sterling Bancshares

Sterling Bancshares, Inc., is a Houston-based bank holding company with total assets of $3.7 billion, which operates 40 banking offices in the greater metro areas of Houston, San Antonio, and Dallas, Texas. These cities are the 4th, 8th and 9th largest in the United States, respectively, based on population. The Company’s common stock is traded through the NASDAQ National Market System under the symbol “SBIB”.

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